                                                                     EXHIBIT 2.1



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                            STOCK EXCHANGE AGREEMENT

                                   DATED AS OF

                                  JULY 1, 2005,

                                  BY AND AMONG

                             BROADVIEW MEDIA, INC.,



                        C SQUARE EDUCATIONAL ENTERPRISES,



                                 TERRY L. MYHRE,



                                 ROGER C. KUHL,



           NORMAN H. WINER 1994 IRREVOCABLE TRUST U/A/D JUNE 27, 1994

                                       AND

        NORMAN H. AND SALLY J. WINER DYNASTY TRUST U/A/D AUGUST 31, 1998






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



                                TABLE OF CONTENTS

ARTICLE I         EXCHANGE OF SHARES..................................................................................1
   1.1       Conveyance of Company Common Stock.......................................................................1
   1.2       Conveyance of Buyer's Common Stock.......................................................................2
   1.3       Tax Treatment............................................................................................2
   1.4       Investment Purpose in Acquiring the Exchange Shares......................................................2
   1.5       Restriction on Transfer; Compliance with Securities Act..................................................2
   1.6       Restrictive Legend.......................................................................................2

ARTICLE II        CLOSING; CLOSING DELIVERIES.........................................................................3
   2.1       Closing..................................................................................................3
   2.2       Conditions to Obligations to Close for Buyer.............................................................3
             (a)      Obligations.....................................................................................3
             (b)      Consents........................................................................................3
             (c)      Accuracy of Representations and Warranties......................................................3
             (d)      Performance.....................................................................................3
             (e)      Documents.......................................................................................3
             (f)      No Material Adverse Change......................................................................3
             (g)      Fairness Opinion................................................................................3
   2.3       Conditions to Obligations to Close for the Company and Sellers...........................................3
             (a)      Obligations.....................................................................................3
             (b)      Accuracy of Representations and Warranties......................................................4
             (c)      Performance.....................................................................................4
             (d)      Documents.......................................................................................4
   2.4       Items to Be Delivered by Sellers at Closing..............................................................4
   2.5       Items to Be Delivered by Buyer at Closing................................................................4

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE SELLERS.......................................................5
   3.1       Organization.............................................................................................5
   3.2       Title to the Shares......................................................................................5
   3.3       Capitalization...........................................................................................5
   3.4       Authorization of Transaction.............................................................................5
   3.5       Non-Contravention........................................................................................5
   3.6       Accrediting Body and Governmental Approvals..............................................................6
   3.7       Financial Statements.....................................................................................6
   3.8       Absence of Undisclosed Liabilities.......................................................................6
   3.9       No Adverse Changes.......................................................................................6
   3.10      Taxes....................................................................................................6
   3.11      Title to Assets..........................................................................................7
   3.12      Condition and Sufficiency of Assets......................................................................7
   3.13      Accounts Receivable......................................................................................7
   3.14      Program Revenues.........................................................................................7
   3.15      Accounts Payable.........................................................................................7
   3.16      Inventories..............................................................................................8
   3.17      Title; Condition and Quality of the Curriculum...........................................................8
   3.18      Environmental Matters....................................................................................8

3.19      Agreements...............................................................................................8
3.20      Employment Matters.......................................................................................9
3.21      Employee Plans...........................................................................................9
3.22      Insurance................................................................................................9
3.23      Litigation...............................................................................................9
3.24      Compliance with Laws; Education Department Compliance....................................................9
3.25      Banks; Etc..............................................................................................16
3.26      Governing Instruments...................................................................................16
3.27      Intellectual Property...................................................................................16
3.28      Broker's Fees...........................................................................................16
3.29      Completeness of Disclosures.............................................................................16

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER.........................................................16
4.1       Organization............................................................................................17
4.2       Authorization of Transaction............................................................................17
4.3       Non-Contravention.......................................................................................17
4.4       Broker's Fees...........................................................................................17

ARTICLE V         INDEMNIFICATION.................................................................................17
5.1       Indemnification by the Sellers..........................................................................17
5.2       Sellers' Participation in Defense Against Third Party Claims............................................18
5.3       Tax Audit of Company....................................................................................18
5.4       Survival of Representations.............................................................................19

ARTICLE VI        ADDITIONAL COVENANTS OF THE SELLERS.............................................................19
6.1       Company's Cash Balance Covenant.........................................................................19

ARTICLE VII       DEFINITIONS.....................................................................................19
7.1       Certain Defined Terms...................................................................................19

ARTICLE VIII      MISCELLANEOUS...................................................................................20
8.1       Further Documents and Assurances........................................................................20
8.2       Fees and Expenses.......................................................................................21
8.3       Counterparts............................................................................................21
8.4       Notices.................................................................................................21
8.5       Entire Agreement; Modification and Waiver...............................................................22
8.6       Termination.............................................................................................22
8.7       Governing Law...........................................................................................23
8.8       Benefit.................................................................................................23
8.9       Successors and Assigns..................................................................................23
8.10      Amendment, Modification and Waiver......................................................................23

EXHIBITS

         EXHIBIT A     LIST OF EXCHANGE STOCK

SCHEDULES
         Company Disclosure Schedule
         Buyer Disclosure Schedule

                            STOCK EXCHANGE AGREEMENT


         THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is entered into as of this 1st day of July, 2005 by and among Broadview Media, Inc., a Minnesota corporation (the "Buyer"), C Square Educational Enterprises, a Utah corporation (the "Company"), Terry L. Myhre ("Myhre"), Roger C. Kuhl ("Kuhl"), the Norman H. Winer 1994 Irrevocable Trust under agreement dated June 27, 1994 ("1994 Winer Trust"), and the Norman H. and Sally J. Winer Dynasty Trust, under agreement dated August 31, 1998 ("Winer Dynasty Trust"), (Myhre, Kuhl, 1994 Winer Trust and Winer Dynasty Trust are hereinafter referred to collectively as the "Sellers").

RECITALS:

         A. The Company operates the Utah Career College (the "School") in West Jordan, Utah.

         B. The Sellers are the legal and beneficial owners of 100% of the issued and outstanding common stock of the Company (the "Company Common Stock").


         C. The Buyer, Sellers and the Company have each agreed to engage in the transactions contemplated hereby, pursuant to which the Sellers will exchange (the "Exchange") all of their shares of the Company Common Stock for five million shares of Buyer's common stock ("Buyer's Common Stock").

         D. The Sellers are hereby making certain representations, warranties, covenants and agreements in support of the transactions contemplated by this Agreement.

         E. The parties intend the Exchange to qualify as a tax-free reorganization in accordance with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and all terms contained herein shall be interpreted to effectuate such intent.

AGREEMENTS:

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, Sellers and the Company hereby agree as follows:

                                   ARTICLE II
                               EXCHANGE OF SHARES

     1.1 Conveyance of Company Common Stock. At the Closing (as defined below), the Sellers shall transfer, convey and deliver to Buyer the number of shares of the Company Common Stock set forth opposite such person's name on Exhibit A hereto, and shall deliver to

Buyer stock certificates representing the Company Common Stock, duly endorsed to Buyer or accompanied by duly executed stock powers in form and substance satisfactory to Buyer.

     1.2 Conveyance of Buyer's Common Stock. At the Closing, the Buyer shall deliver to the transfer agent instructions directing such agent to issue and deliver to the Sellers certificates evidencing Five Million (5,000,000) shares of Buyer's Common Stock (in the amounts as set forth opposite each person's name on Exhibit A) in exchange for all of the outstanding shares of Company Common Stock duly registered in the names of the Sellers entitled thereto. This transaction by which the transfers in Sections 1.1 and 1.2 shall take place are referred to in this Agreement as the "Exchange."

     1.3 Tax Treatment. The parties intend that the Exchange will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.

     1.4 Investment Purpose in Acquiring the Exchange Shares. Each of the Sellers is acquiring the Buyer's Common Stock being issued in the Exchange (the "Exchange Shares") for his own account for investment purposes only and not with a view to their resale or distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"). Each of the Sellers has the requisite investment intent to satisfy Section 4(2) of the Securities Act. Each Seller represents that he is an "accredited investor" as such term is used in Rule 501 under the Securities Act.

     1.5 Restriction on Transfer; Compliance with Securities Act. Each of the Sellers understands that the Exchange Shares are not freely transferable and that such Seller may in fact be prohibited from selling the Exchange Shares for an extended period of time. If any Seller sells or distributes the Exchange Shares in the future, he shall sell or distribute them pursuant to the requirements of the Securities Act and other applicable securities laws. The Sellers will not transfer any part of the Exchange Shares without (i) effective registration under the Securities Act and other applicable securities law, (ii) obtaining an opinion of counsel satisfactory in form and substance to counsel for Buyer stating that the proposed transaction, if effected without such registration, will not result in a violation of the Securities Act and other applicable securities laws, or (iii) providing Buyer with such seller's and broker's affidavits or representations as reasonably required to enable Buyer's counsel to opine that such sale is exempt under Rule 144 of the Securities Act and under other applicable securities laws.

     1.6 Restrictive Legend. Buyer may place a restrictive legend on all certificates representing the Exchange Shares containing substantially the following language:

     "The Shares represented by this certificate have not been registered under either the Securities Act of 1933, as amended, or applicable Blue Sky laws and may not be sold, pledged, or otherwise transferred except in compliance with such securities laws."

                                  ARTICLE III
                           CLOSING; CLOSING DELIVERIES

     2.1 Closing. The closing of the Exchange (the "Closing") will take place immediately following the execution of this Agreement by all parties or at such other date and time as mutually agreed upon by the parties (the "Closing Date"). The Closing shall take place at the offices of the Buyer., 4455 West 77th Street, Minneapolis, Minnesota 55435 unless a different place is agreed to in writing by the parties hereto.

     2.2 Conditions to Obligations to Close for Buyer. The Buyer's obligation to close the transactions contemplated by this Agreement shall be conditioned on the following:

          (a) Obligations. The Sellers and the Company having successfully performed the obligations under the Agreement.

          (b) Consents. The Company and/or the Sellers having obtained all consents necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

          (c) Accuracy of Representations and Warranties. All representations and warranties of the Sellers and the Company in this Agreement being true and correct as of the date of this Agreement and at the time of Closing.

          (d) Performance. The Company and the Sellers shall have duly performed all covenants, agreements, and obligations required under this Agreement to be observed or performed by him on or before the Closing Date.

          (e) Documents. The Company and the Sellers shall have delivered to the Buyer all documents to be delivered under this Agreement by the Company and Sellers.

          (f) No Material Adverse Change. There shall have been no Material Adverse Change in the Company since the Balance Sheet Date.

          (g) Fairness Opinion. Buyer shall have received from Goldsmith, Agio & Helms an opinion, dated within thirty (30) days of this Agreement, stating that the amount of Buyer stock to be exchanged for all of the Company stock is fair to the Buyer from a financial point of view.

     2.3 Conditions to Obligations to Close for the Company and Sellers. The Sellers' and the Company's obligation to close the transactions contemplated by this Agreement shall be conditioned on the following:

          (a) Obligations. The Buyer having successfully performed the obligations under the Agreement.

          (b) Accuracy of Representations and Warranties. All representations and warranties of the Buyer in this Agreement being true and correct as of the date of this Agreement and at the time of Closing.

          (c) Performance. The Buyer shall have duly performed all covenants, agreements, and obligations required under this Agreement to be performed by it on or before the Closing Date.

          (d) Documents. The Buyer shall have delivered to the Company and Sellers those documents to be delivered to Sellers under this Agreement on or before the Closing Date.

     2.4 Items to Be Delivered by Sellers at Closing. On the Closing Date, the Sellers will deliver the following to the Buyer as appropriate:

          (a) Stock certificates, free and clear of all liens and encumbrances, and stock powers for all of their shares of the Company Common Stock to the Buyer, with such stock certificates and stock powers in the forms reasonably satisfactory to Buyer.

          (b) Certified resolutions of the Company's shareholders and Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

          (c) Articles of Incorporation and Bylaws of the Company, certified by the Company's Secretary;

          (d) The Sellers shall have delivered to Buyer a list setting forth each of their federal taxpayer identification numbers; and

          (e) Such other documents as Buyer may reasonably request to carry out the transactions contemplated by this Agreement.

     2.5 Items to Be Delivered by Buyer at Closing. On the Closing Date, the Buyer will deliver to or cause to be delivered the following to the Sellers:

          (a) Transfer agent instructions for the issuance of stock certificates representing five million shares of Buyer's Common Stock in the names of Sellers in the amounts as set forth on Exhibit A;

          (b) Certified copies of corporate resolutions of Buyer, authorizing it to enter into the transactions contemplated herein; and

          (c) Such other documents that the Sellers may reasonably request to carry out the transactions contemplated by this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Except as disclosed in a document delivered by the Company to Buyer prior to the execution of this Agreement and labeled as the Company Disclosure Schedule, with each exception listed under the section number referencing the Section of this Article III to which such exception applies (the "Company Disclosure Schedule"), Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement.

     3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct the business in which it is presently engaged. The Company is not qualified to do business, and is not required to be qualified to do business, in any jurisdiction other than Utah. The Company does not have any subsidiaries, and the Company is not a shareholder of, or partner or joint venturer with, any other person or entity.

     3.2 Title to the Shares. The Company Common Stock is owned by the Sellers free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, restrictions on transfer, rights of first refusal, preemptive or other rights or other interests or equities or imperfections of title whatsoever.

     3.3 Capitalization. The Company has authorized capital stock consisting of 100,000 shares of common stock, of which 70,336 shares are issued and outstanding. All of the Company Common Stock is validly issued, fully paid and nonassessable. The Company Common Stock constitute all of Company's issued and outstanding shares of capital stock. There are no rights, options, contracts or obligations outstanding in favor of any party for the purchase of any shares of capital stock of the Company. All shares of capital stock of the Company have been issued in compliance with federal and state securities laws.

     3.4 Authorization of Transaction. The execution, delivery and performance by the Sellers and the Company of this Agreement and the consummation by Seller and the Company of the transactions contemplated hereby and thereby are within the Sellers and the Company's power and authority and have been and, to the extent not executed as of the date hereof, will be prior to execution, duly authorized by all necessary corporate action of the Company. This Agreement constitute, or upon execution will constitute, valid and the binding agreement of the Sellers and the Company, enforceable against the Sellers and the Company in accordance with their respective terms.

     3.5 Non-Contravention. The execution and delivery of this Agreement and the compliance with the terms and provisions hereof, on the part of the Sellers and the Company will not (a) cause the Company and the Sellers to breach any order, judgment, ruling, statute, ordinance or regulation of any governmental authority, domestic or foreign, that is applicable to the Sellers and the Company, (b) conflict with or result in a violation of any organization document of the Company, or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which the Sellers and the Company is a party or by which any of them may be bound, or constitute a default thereunder. Each person whose consent to the execution, delivery or performance of this Agreement by the Company is legally or contractually required has been obtained.

     3.6 Accrediting Body and Governmental Approvals. To the best of Sellers' and the Company's knowledge, there exist no facts or circumstances attributable to the Company or the School that would cause the U.S. Department of Education ("DOE"), or any other governmental authority or accrediting body (including, without limitation, the Accrediting Commission of Career Schools and Colleges of Technology -- "ACCSCT") to refuse the Company's or the School's accreditation, eligibility and licensure after or in connection with the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation of the Exchange by the Sellers, require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     3.7 Financial Statements. The Company delivered to the Buyer true and complete copies of (i) audited balance sheets of the Company as of May 31, 2004 and May 31, 2003, and the related audited statements of income, retained earnings and cash flows for the periods then ended, certified by the Company's accountants, and (ii) the unaudited balance sheet of the Company as of May 31, 2005 (the "Balance Sheet Date"), and the related unaudited statement of income for the period then ended (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with GAAP consistently applied and fairly represent the financial position and results of operations of the Company's business as of and for the respective periods then ended, except, in the case of the unaudited financial statements, for the absence of certain footnotes and normal year-end adjustments not expected to be material in amount.

     3.8 Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company of any nature (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise) that were not disclosed or fully reflected or reserved against on the Financial Statements, except liabilities that have arisen after the latest date of the Financial Statement in the ordinary course of business (none of which is a material liability, and none has arisen as a result of breach of contract, tort, or infringement). The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person.

     3.9 No Adverse Changes. Since May 31, 2004, there has not been, occurred, or arisen any change in, or any event, condition, circumstance, or development of any character that, individually or in the aggregate, has or may reasonably be expected to have a material adverse effect on the business or operations of the Company; and the Company has conducted its business and operations solely in the ordinary course of business and consistent with past practice.

     3.10 Taxes. All federal and state taxes of the Company have been paid in full. The Company has filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which are required to be filed. Such returns have been correctly and accurately prepared. During the three years preceding the date hereof, the

Company's tax returns have not been subjected to any examination or audit by governmental authorities. No additional taxes, penalties or interest is, are or will be owed with respect to such returns. All taxes reflected thereon have been paid; no notice of any deficiency, assessments or additions to tax or of any audit or other examination or investigation have been received by the Sellers or the Company and neither has waived any statute of limitations with respect to any taxes reflected on such return. Deferred taxes have been properly reflected on the Financial Statements in all material respects. There are no other taxes of any kind or character for which the Company is or may be liable which are now past due, delinquent and/or unpaid.

     3.11 Title to Assets. The Company owns free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, or has rights to use under licenses or leases with third parties, all assets included in the Financial Statements and all other assets which the Company purports to own or use. Such assets constitute all assets associated with, used in or necessary to the business or operations of the Company.

     3.12 Condition and Sufficiency of Assets. None of the buildings, plants, structures, and equipment owned or leased by the Company is in need of any item of maintenance or individual repair for which the Company would be responsible for payments in an amount greater than $20,000.00.

     3.13 Accounts Receivable. All accounts receivable of the Company reflected on the Financial Statements represent services actually rendered in the ordinary course of business or valid claims as to which full performance has been rendered, and the reserves against the accounts receivable for returns and bad debts are commercially reasonable and have been calculated in a manner consistent with past practice. Except to the extent reserved against the accounts receivable in the appropriate Financial Statements, no counterclaims or offsetting claims with respect to the accounts receivable have been formally asserted. Since the Balance Sheet Date, the Company has not discounted or sold any of their respective accounts receivable or any portion thereof (either to the debtor(s) or in connection with the sale of such receivables to a third party).

     3.14 Program Revenues. For the Company's current fiscal year and for the past five fiscal years, the School did not receive revenues from programs authorized by Title IV or other federal student financial aid funds in excess of requirements mandated by Title IV, and the School satisfies the requirements regarding Title IV program funds established by the DOE as set forth at 34 C.F.R. Section 600.5.

     3.15 Accounts Payable. All accounts payable shown on the Financial Statements and all accounts payable in existence on the Closing Date are the result of bona fide purchases of goods or services by the Company in the ordinary course of business and consistent with past business practices and are not yet due and payable or are due and payable but not beyond the date upon which the Company customarily pays such accounts payable without incurring late charges or penalties or losing cash discounts or rebates.

     3.16 Inventories. The only inventories maintained by the Company in connection with the operation of the School consist of textbooks and educational materials used in the ordinary course of business of the School and are reflected on the Financial Statements as "inventories." Such textbooks and educational materials are reflected at cost (subject to the following sentence), are usable in the ordinary and regular course of business, are fit and sufficient for the purpose for which they were purchased, and, at the date of this Agreement, are in customary amounts appropriate to Seller's operations of the School. All excess or obsolete items have been written down to net realizable value or written off in accordance with GAAP.

     3.17 Title; Condition and Quality of the Curriculum. The Company owns outright, and has good and marketable title to, the Curriculum of the School. No employee or Affiliate of the Company or any of the Sellers or any other Person owns or has any interest, directly or indirectly, in any part of the Curriculum. The Company does not use any part of the Curriculum by consent of any other Person and is not required to and does not make any payments to others with respect thereto. No component of the Curriculum infringes or violates any copyright, patent, trade secret, trademark, service mark, registration or other proprietary right of any other Person, and the Company's past and current use of any part of the Curriculum does not infringe upon or violate any such right. The term "Curriculum," as used in this Agreement, means the curriculum used in the educational programs of the Schools in the form of computer programs, slide shows, texts, films, videos or any other form or media, including, without limitation, the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including interactive or computer-aided materials),
(5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items and (b) Revisions. The term "Revisions," as used in this Agreement, means all periodic updates or revisions to the Curriculum as developed or used by the Company during its period of operation of the School from the beginning of time through the Closing Date.

     3.18 Environmental Matters. No hazardous waste, substances or materials, or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company, except in material compliance with applicable environmental laws; no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company, except in material compliance with applicable environmental laws. The Company is in compliance with all applicable environmental, health and safety laws and regulations. No material expenditures are or will be required in order to comply with any existing statute, law or regulation relating to the environment or occupational health and safety.

     3.19 Agreements. The Company's Disclosure Schedule contains an accurate and complete list of all leases, licenses, agreements, contracts and commitments to which the Company is a party or by which it is bound. The Company has not breached, and has not received in writing any claim or threat that it has breached, any of the terms or conditions thereof. Each such lease, license, agreement, contract and commitment is in full force and effect and is not subject to any material default thereunder by any party obligated to the Company pursuant thereto. The Company has not received any notice of default thereunder and, to the Sellers' knowledge, no event exists which, with notice or lapse of time, or both, would constitute a default thereunder. The consummation of the transactions contemplated hereby will not result in a default thereunder.

     3.20 Employment Matters. No employee of the Company is represented by any labor organization. There is and has been no employment controversy, dispute or claim. The Company has no, and on the Closing Date will not have any, obligations to the Company's directors, officers, employees or agents other than obligations arising in the ordinary course of business on account of wages, salaries, commissions and benefits for prior services performed or business produced. The Company has complied and is in compliance with all applicable employment laws.

     3.21 Employee Plans. Except as listed in Section 3.21 of the Company's Disclosure Schedule, the Company does not maintain any employee plans, including, without limitation, any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement. Neither the Company nor any of its directors, officers, employees or other fiduciaries has committed any breach of fiduciary responsibility imposed by any applicable law plans that would subject the Company, Buyer, or any of their respective directors, officers or employees to any liability under applicable law. To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans that the Company maintains or to which it contributes comply in all material respects with the requirements of applicable law.

     3.22 Insurance. The Company has maintained the insurance described in
Section 3.22 of the Company Disclosure Schedule. All such insurance is in full force and effect, and Company is not in default with respect to any of such insurance policies. The Company has promptly and adequately notified the Company's insurance carriers of any and all known claims with respect to the operations of the Company for which the Company is insured.

     3.23 Litigation. There are no pending or, to the Sellers' knowledge, threatened litigation, proceeding or investigation against the Company nor is the Company subject to any existing judgment, order, decree or other action affecting the operation of its business or which would prevent, impede or make illegal the consummation of the transactions contemplated in this Agreement, or which would have a material adverse effect on the Company.

     3.24 Compliance with Laws; Education Department Compliance.

          (a) To the best of the Sellers' and the Company's knowledge, the Company and the School currently maintain and have maintained without interruption, all licenses, permits, approvals, clearances, consents, certificates and other evidences of approval or authority of the Company and the School that are necessary or appropriate to the conduct of the business of the Company or the School to the full extent as then or now conducted

     (collectively, the "Educational Approvals") issued by any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for and regulating post-secondary schools, their agents, or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, and the provision of financial assistance by and to such schools ("Educational Agencies"). The Company Disclosure Schedule contains a complete listing and summary description of all Educational Approvals in effect, the Educational Agency that issued such Educational Approvals and the periods in which each Educational Approval is or was in full force and effect and the period, if any, when each was subject to any conditions, limitations or restrictions. The Sellers have delivered to Buyer complete and correct copies of all Educational Approvals in effect on or since September 3, 2004. The Company, the Sellers and the School are and, since September 3, 2004, have been in compliance with the terms and conditions of all such Educational Approvals, and have timely notified, and obtained all required approvals from, all applicable Education Departments for each substantive change in any of the Sellers, the Company or the School since September 3, 2004, including any changes in ownership or control. There are no proceedings pending to revoke, suspend, limit, condition, restrict or withdraw any Educational Approval, and, there are no facts, circumstances or omissions concerning any of the Sellers, the Company or the School that could result in a such a proceeding as a result of the operations or management of the Company or the School or as a result of the transactions contemplated by this Agreement. Except as disclosed on the Company Disclosure Schedule, since September 3, 2004, none of the Sellers, the Company or the School has received oral/written notice that the Company or the School is in violation of any of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any Educational Approval. None of the Sellers, the Company or the School has received written or oral notice that any of the Educational Approvals will not be renewed, and there is no basis for nonrenewal. In addition, and without limiting the foregoing:

               (1) The Sellers, the Company and the School possess and have possessed, all requisite Educational Approvals for each educational program the School has offered and for each campus, location, or facility where the School has offered all or any portion of an educational program. The Company Disclosure Schedule contains a correct and complete list of every campus, location or facility operated or used by the School.

               (2) The Sellers, the Company and the School possess, and have possessed, all requisite Educational Approvals to operate the School in each jurisdiction in which the School is or was located or in which they conduct any operations or are otherwise required to obtain such Educational Approvals, including providing educational services in person or via distance learning, student marketing or recruiting.

               (3) Except as contained in the Company Disclosure Schedule, the School is, and has been fully certified by the Department of Education to participate in the federal student assistance authorized by Title IV of the Higher

          Education Act of 1965, as amended ("Title IV Programs") and is a party to, and in compliance with, a valid and effective Program Participation Agreement with the Department of Education that is in full force and effect. Except as set forth on the Company Disclosure Schedule, none of the Sellers, the Company or the School is subject to, or has been, threatened with, any fine, limitation, suspension or termination proceeding, or subject to any other action or proceeding by the Department of Education that could result in the suspension, limitation, conditioning, or termination of certification or eligibility, or a liability or fine. To the Sellers' Knowledge, there are no facts, circumstances, or omissions concerning any of the Sellers, the Company or the School that could result in such an action by the Department of Education.

               (4) The Sellers, the Company and the School is, and has been, in compliance in all material respects with all applicable rules, regulations and requirements pertaining to the Schools' participation in the Title IV Programs. Except as disclosed on the Company Disclosure Schedule, to the Sellers' Knowledge, there are no facts, circumstances, or omissions concerning the Company or the School that could result in a finding of non-compliance with regard to such rules, regulations and requirements. Without limiting the foregoing:

               (i) Each education program offered by the School, including programs involving externships, internships or consortium agreements, was and is an eligible program in accordance with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. Section 668.8, and the School has properly measured the length of such education programs for the purpose of disbursing Title IV program funding to students enrolled in each such program.

               (ii) The School possesses the Department of Education approvals and other Educational Approvals necessary for each main campus, branch campus, additional location and other facility or site at which the School offered or students received all or part of an educational program and at which students received funds under the Title IV Programs.

               (iii) The School is and has been duly qualified as, and is and has been in full compliance with, the DOE definition of "proprietary institution of higher education."

               (iv)  The School has complied with the limitation on the receipt of Title IV Program funding under the "90/10 Rule" codified at 34 C.F.R. Section 600.5(a)(8), (d) for each of the five
                    (5) fiscal years ended on May 31, 2004, 2003, 2002, 2001,
                    and 2000.

               (v) For each fiscal year, the School and the Sellers have
                    satisfied the standards of financial responsibility in accordance with 34 C.F.R. Section 668.171-175. Neither the Company nor the School has lacked financial responsibility for any fiscal year period or has been required by notice or law to post a letter of credit or other form of surety for any reason.

               (vi) The School has not been subject to the reimbursement or cash monitoring payment method as described at 34 C.F.R. Section
                    668.162 or any predecessor regulation.

               (vii) The School has timely, filed with the DOE all required compliance audits and audited financial statements, including those required by 34 C.F.R. Section 668.23 or any predecessor regulation.

               (viii) The School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in accordance with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. Section 668.22, 34 C.F.R. Section 682.605 and any predecessor regulations. All refunds due to be paid to any students prior to the Closing Date pursuant to any Educational Agency requirements have been paid in full.

               (ix) The School has disbursed and processed Title IV Program funds in accordance in all material respects with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. Section 668.164, 34 C.F.R.
                    Section 682.604 and any predecessor regulations.

               (x) The School has properly determined students' eligibility to obtain Title IV Program funds for which they are eligible prior to disbursing, and has disbursed, all Title IV Program funds in accordance in all material respects with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. Section 682.201, 34 C.F.R.
                    Section 668, Subpart C, and any predecessor regulation.

               (xi) The School has at all times complied with the limitations in
                    34 C.F.R. Section 600.7 on the number of courses that the School may offer by correspondence or telecommunications, the number of students who may enroll in such courses, the number of students that were incarcerated, and the number of students that had neither a high school diploma nor the recognized equivalent of a high school diploma.

               (xii) Listed on the Company Disclosure Schedule is the accurate published cohort default rate for the School calculated by the DOE and issued pursuant to 34 C.F.R. Section 668.181-186 or predecessor regulations, for the cohort years ended May 31, 2002 and 2003.

               (xiii) The School has not participated in the Federal Perkins
                    Loan Program or received a Federal Perkins Loan cohort default rate since May 31, 2003.

               (xiv) Listed on the Company Disclosure Schedule is a complete and correct list of all surety bonds and other forms of security that the Company or any School has filed with any Educational Agency with respect to its state authorization, recruiter permits or other matters.

               (xv) The School has complied in all material respects with all requirements of the Family Educational Rights and Privacy Act, 20 U.S.C. 1232g, and related regulations at 34 C.F.R. Pt. 99.

               (xvi) Except as set forth on the Company Disclosure Schedule, the
                    School has timely filed complete and correct information with the DOE's Integrated Postsecondary Education Data System.

               (5) The Company Disclosure Schedule contains a list of all DOE program reviews, DOE Office of Inspector General audits, compliance audits, guaranty agency reviews and reviews by any Educational Agencies ("Compliance Reviews") conducted at the School. Except as disclosed on the Company Disclosure Schedule, no such Compliance Review, individually or in the aggregate, has materially adversely affected the School. Nor has any such Compliance Review resulted in the imposition of any material liability, financial or otherwise, affecting the Sellers, the Company or the School. The School has complied with, and fully resolved and satisfied, all of the findings and conditions arising from any Compliance Reviews and no Compliance Review remains pending or unresolved except as disclosed on the Company Disclosure Schedule. The Sellers have delivered to Buyer complete and correct copies of all Compliance Reviews issued and all correspondence related thereto.

               (6) Except as otherwise set forth in the Company Disclosure Schedule, the School is not on probation, monitoring or warning status with any Educational Agency, including any accrediting body or any state regulatory agency or guaranty agency, and the School has not been subject to any adverse action by any Educational Agency (including being directed to show cause why accreditation or other Educational Approval should not be revoked, withdrawn, conditioned, suspended or limited) to revoke, withdraw, deny, suspend, condition or limit accreditation. To the Sellers' Knowledge, there are no facts, circumstances or omissions concerning any of the Sellers or the School that could lead to any such actions by an Educational Agency.

               (7) The Sellers, Company and the School have complied with all written stipulations, conditions and other requirements imposed by any Educational Agency at the time of, or since, the last issuance of any Educational Approval, including but not limited to the timely filing of all required reports and responses.

               (8) Neither any Seller, the Company, or the School provides, or (since change in the laws making such illegal) has provided or contracted with any entity that provides, any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or awarding financial aid to any persons or entities engaged in any student recruiting or admissions activities or in making decisions regarding the awarding of student financial aid.

               (9) Except as set forth on the Company Disclosure Schedule, all student financial aid grants and loans, disbursements and record keeping relating thereto have been completed by the School in compliance in all material respects with all federal and state requirements, and there are no material deficiencies in respect thereto. Except for any deficiencies that are not material, the students at the School have been funded at the proper time and in the amount for which they were eligible, and such student's records conform in form and substance to all relevant regulatory requirements. All appropriate reports and surveys have been accurately prepared, taken and filed timely in all material respects.

               (10) None of the Sellers, the Company or the School or any Person that exercises substantial control over the School (as the term "substantial control" is defined in 34 C.F.R. Section 668.174(c)(3)), or member of such person's family (as the term "family" is defined in 34 C.F.R. Section 668.174(c)(4)), alone or together, (i) exercises or exercised substantial control over another school or third-party servicer (as that term is defined in 34 C.F.R. Section 668.2) that owes a liability for a violation of a Title IV Program requirement or
          (ii) owes a liability for a Title IV Program violation.


               (11) Except as set forth in 3.24(a)(11) of the Company Disclosure Schedule, none of the Sellers, the Company or the School or any Person or entity that exercises substantial control over the School, or member of such person's family, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

               (12) To the Sellers' Knowledge, none of the Sellers, the Company or the School or any of their employees have pled guilty to, pled nolo contenders to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

               (13) To the Sellers' Knowledge, none of the Sellers, the Company or the School has employed in a capacity involving administration of funds under the Title IV Programs or the receipt of funds under those programs, any individual who has been convicted of, or has pled polo contenders or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

               (14) Except as set forth on the Company Disclosure Schedule, none of the Sellers, the Company or the School contracts with, or has contracted with, a third-party servicer (as such term is defined in 34 C.F.R. 668.2) to provide any services in connection with the processing or administration of the Schools' administration of the Title IV Programs.

               (15) None of the Sellers, the Company or the School provides, or has provided, any educational instruction on behalf of any other institution or organization of any sort other than the School. No other institution or organization of any sort provides, or has provided, any educational instruction on behalf of any of the Schools.

          (b)  Recruitment: Admissions Procedures; Attendance.

               (1) Identified on the Company Disclosure Schedule are all policy manuals and other statements of procedures or instruction relating to recruitment of students, including procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; admissions procedures, including any descriptions of procedures for ensuring compliance with state or federal or other appropriate standards or tests of eligibility; procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively referred to as the "Policy Guidelines"). True and complete copies of the Policy Guidelines have been delivered to Buyer. The operations of the Sellers, the Company and the School have been conducted in all material respects in accordance with the Policy Guidelines which comply with all applicable rules, regulations and requirements.

               (2) Complete and correct books and records for all present and past students attending the School have been maintained consistent with the operations of a school business in all material respects. All forms and records have been prepared, completed, maintained and filed in accordance with all applicable federal and state laws and regulations, and are complete and correct in all material respects.

          (c) Compliance. To the best of the Company's and Sellers' Knowledge, the Company and School is in compliance with all of the regulatory compliance issues in this Section 3.24.

     3.25 Banks; Etc. The Company Disclosure Schedule contains an accurate and complete list of: (a) the names and account numbers of each of the Company's bank accounts, brokerage accounts, savings accounts, certificates of deposit and similar cash investments, and safe-deposit boxes, together with the identification of persons authorized to withdraw or otherwise deal with them,
(b) all powers of attorney granted by the Company together with the names of all persons, if any, holding such powers of attorney, and (c) all governmental licenses held or required to be held by the Company to conduct its business as currently conducted.

     3.26 Governing Instruments. Copies of the Articles of Incorporation and Bylaws of the Company have been delivered to Buyer and are, as of the date of this Agreement, complete and correct. The minute books and other books and records of the Company are complete and correctly reflect in all material respects all corporate actions of the Company taken at all meetings or through written action and correctly record all resolutions of the Company of which certified copies have been delivered to other parties.

     3.27 Intellectual Property. The Company Disclosure Schedule sets forth a true and complete list of all intellectual property, including all marks, copyrights and software, licensed to or by or otherwise used in or which arise from the conduct of the business or operations of the Company. Except as set forth in the Company Disclosure Schedule, the Company has good title to, and the full and unrestricted right to use under licenses, such intellectual property, free and clear of all liens, charges, royalties, encumbrances, adverse claims, or third party claims or interests of any kind whatsoever. To the best of Sellers' knowledge, the Company is not in conflict with or in violation or infringement of, and has not received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other person with respect to any such intellectual property owned or used by the Company.

     3.28 Broker's Fees. The Company and Sellers have no liability or obligation to pay any fees or commissions with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

     3.29 Completeness of Disclosures. None of the representations or warranties made by the Company and the Sellers herein, and no other information furnished or to be furnished by or on behalf of the Company and the Sellers to Buyer pursuant hereto, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading. The Company Disclosure Schedule completely and correctly presents the information required by this Agreement to be set forth in them.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as disclosed in a document delivered by the Buyer to the Company and Sellers prior to the execution of this Agreement and labeled as the Buyer Disclosure Schedule, with each exception listed under the section number referencing the Section of this Article IV to which such exception applies (the "Buyer Disclosure Schedule"), Buyer represents and warrants to the Company and Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement.

     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct the business in which it is presently engaged. Buyer is not qualified to do business, and is not required to be qualified to do business, in any jurisdiction other than Minnesota. Buyer does not have any subsidiaries, and Buyer is not a shareholder of, or partner or joint venturer with, any other person or entity.

     4.2 Authorization of Transaction. The execution, delivery and performance by the Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby are within the Buyer's corporate power and authority and have been and, to the extent not executed as of the date hereof, will be prior to execution, duly authorized by all necessary corporate action of the Buyer. This Agreement constitute, or upon execution will constitute, a valid and binding agreement of the Buyer, enforceable against it in accordance with their respective terms.

     4.3 Non-Contravention. The execution and delivery of this Agreement and the compliance with the terms and provisions hereof, on the part of Buyer will not
(a) cause the Buyer to breach any order, judgment, ruling, statute, ordinance or regulation of any governmental authority, domestic or foreign, that is applicable to the Buyer, (b) conflict with or result in a violation of any organization document of the Buyer, or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which the Buyer is a party or by which any of them may be bound, or constitute a default thereunder. Each person whose consent to the execution, delivery or performance of this Agreement by the Buyer that is legally or contractually required has been obtained.

     4.4 Broker's Fees. The Buyer has no liability or obligation to pay any fees or commissions with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.


                                   ARTICLE VI
                                 INDEMNIFICATION

     5.1 Indemnification by the Sellers. Subject to the provisions of this
Article V, the Sellers jointly and severally agree to indemnify and hold Buyer (and its affiliates, officers, directors and employees -- collectively the "Buyer" as used in this Article V) harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, and liabilities (to the extent not covered by insurance or not actually recovered under the applicable policies), and all fees, costs and expenses (including reasonable attorneys' fees) related thereto (collectively, the "Losses") that Buyer may suffer or incur in connection with the misrepresentation or breach by the Sellers or the Company, of any of their respective representations, warranties, covenants and agreements contained in this Agreement or in any exhibit, schedule, certificate or other document delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated into this Agreement or in connection with any third party claim alleging circumstances constituting such a breach.

     5.2 Sellers' Participation in Defense Against Third Party Claims. The Sellers shall be entitled to assume the defense of any claims for which Buyer may seek indemnification from the Sellers under this Agreement and which are brought by parties unaffiliated with Buyer. If the Sellers elect in writing to assume the defense of any lawsuit or action with respect to any claim for which Buyer is seeking indemnification under this Agreement, the Sellers shall take control of the defense and investigation of such lawsuit or action and shall employ and engage an attorney of their own choice to handle and defend the same, at the Sellers' cost. Buyer shall have the right to employ counsel with respect to any such claim, but the fees and expenses of such counsel shall be at the expense of Buyer unless (i) the employment of counsel by Buyer has been authorized in writing by the Sellers, or (ii) the Sellers shall not in fact have employed counsel to assume the defense of such claim, in each of which case, the fees and expenses of counsel shall be at the expense of the Sellers. Regardless of which party is controlling the defense of any claim, (i) both the Sellers and Buyer shall act in good faith, (ii) no settlement of such claim may be agreed to without the written consent of both the Sellers and Buyer, which consent shall not be unreasonably withheld, and (iii) the fees and expenses of the counsel retained to defend such claim shall be payable by the Sellers, except as provided in the foregoing sentence. Buyer shall notify Sellers within 10 business days of any claim or lawsuit commenced by a third party for which Buyer may seek indemnification from Sellers unless one or more of Sellers is already aware of such claim, but the failure to so notify will not affect Sellers' indemnification obligations hereunder unless Sellers are materially and adversely prejudiced by the lateness of any such notice. The controlling parties shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals for other written statements relating to or submitted in connection with the defense of any claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to such claim. Buyer shall cooperate in all ways and respects with the Sellers and such attorneys in the investigation, trial and defense of any claim and any appeal rising therefrom.

     5.3 Tax Audit of Company. If any taxing authority commences an audit of the Company or other proceeding with regard to the Company which could result in an adjustment in any liability for taxes, which adjustment if sustained could reasonably be expected to require the Sellers to make an indemnity payment (an "Audit"), Buyer shall notify the Sellers promptly of such proposed adjustment and of all action taken or proposed to be taken by the taxing authority. If the Audit relates to taxes for any period or periods of the Company ending on or prior to the Closing Date, the Sellers shall have the right to conduct such Audit as to such periods and shall not, with respect thereto, either (i) take a position or (ii) settle such Audit on a basis which would increase the liability for taxes for any period subsequent to the Closing Date without the consent of Buyer, which consent shall not be unreasonably withheld. In any Audit of a period which commences prior to the Closing Date and which ends after the Closing Date, Buyer shall conduct the Audit in consultation with the Sellers or their appointed representative, provided, that, neither party shall settle the Audit without the consent of the other, which consent shall not be reasonably withheld.

     5.4 Survival of Representations. The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement shall survive the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any other party.

                                    ARTICLE
                    VII ADDITIONAL COVENANTS OF THE SELLERS

     6.1 Company's Affiliated Receivable Balance Covenant. The Sellers, jointly and severally, covenant that as of the Closing Date, any and all receivable balances owed to the Company by the Company's (or Terry L Myhre's) associated and/or affiliated entities will be paid in full to the Company. On the Closing Date, the Sellers shall provide evidence satisfactory to the Buyer verifying the payment of such receivable balances and deposit of such cash in the Company's bank accounts.

                                  ARTICLE VIII
                                  DEFINITIONS

     7.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings specified in this Section 7.1 unless the context otherwise requires.

          (a) "ACCSCT" has the meaning set forth in Section 3.1.

          (b) "Audit" has the meaning set forth in Section 6.3.

          (c) "Balance Sheet Date" has the meaning set forth in Section 4.7.

          (d) "Buyer" has the meaning set forth in Section 6.1.

          (e) "Buyer Disclosure Schedule" has the meaning set forth in Article
     IV.

          (f) "Buyer Securities" has the meaning set forth in Section 5.2.

          (g) "Closing" has the meaning set forth in Section 2.1.

          (h) "Closing Date" has the meaning set forth in Section 2.1.

          (i) "Company Disclosure Schedule" has the meaning set forth in Article III.

          (j) "Compliance Reviews" has the meaning set forth in Section 3.24.

          (k) "Curriculum" has the meaning set forth in Section 3.17.

          (l) "Educational Agencies" has the meaning set forth in Section 3.24.

          (m) "Educational Approvals" has the meaning set forth in Section 3.24.

          (n) "Exchange" has the meaning set forth in Section 1.2.

          (o) "Financial Statements" has the meaning set forth in Section 3.7.

          (p) "Inventories" has the meaning set forth in Section 3.16.

          (q) "Knowledge" and "knowledge" as used in this Agreement or the instruments, certificates or other documents required under this Agreement, means knowledge of a fact, circumstance or event that the party whose knowledge is being referred to has or would have upon reasonable investigation.

          (r) "Losses" has the meaning set forth in Section 5.1.

          (s) "Material Adverse Change" and "material adverse change" shall mean any event, change or occurrence which, individually or together with any other event, change or occurrence, (A) has or would reasonably be expected to have a material adverse effect or material adverse change on the business, financial condition , prospects, or results of operations of the Company taken as a whole or its business taken as a whole, provided that any such effect resulting from any events, circumstances, changes or conditions that adversely affect either the national economy generally or the industry in which the Company operates, except to the extent that such events, circumstances, changes or conditions affect the Company in a way that is materially disproportionate to the effect generally on the industry in which the Company operates shall not be considered when determining whether a Material Adverse Change has occurred or (B) would materially impair the ability of the Company to consummate the transactions contemplated in this Agreement.

          (t) "Policy Guidelines" has the meaning set forth in Section 3.24.

          (u) "Registration Statement" has the meaning set forth in Section
     3.28.

          (v) "Revisions" has the meaning set forth in Section 3.17.

          (w) "SEC" has the meaning set forth in Section 3.28.

          (x) "Title IV Programs" has the meaning set forth in Section 3.24.

                                   ARTICLE IX
                                  MISCELLANEOUS

     8.1 Further Documents and Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     8.2 Fees and Expenses. Each party shall bear its own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by such party, in connection with the transactions contemplated hereby.

     8.3 Counterparts. This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all parties hereto at such time as all parties have executed a counterpart of this Agreement.

     8.4 Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

                If to Buyer:

                     Broadview Media, Inc.
                     4455 West 77th Street
                     Minneapolis, MN 55435
                     Attn:  Red White

                     With a copy to:

                            Fredrikson & Byron, P.A.
                            200 South Sixth Street, Suite 4000
                            Minneapolis, MN 55402-1425
                            Attn:  David Grorud, Esq.

                If to the Sellers:

                     Terry L. Myhre
                     9691 101st Street North
                     Stillwater, MN  55082

                     Roger C. Kuhl
                     15028 64th Avenue North
                     Maple Grove, MN  55311

                     Norman H. Winer1994 Irrevocable Trust u/a/d June 27, 1994 c/o David Patchen, Trustee
                     18000 6th Avenue North
                     Plymouth, MN  55447

                     Norman H. and Sally J.Winer Dynasty Trust u/a/d
                       August 31, 1998
                     c/o Scott A. Winer, Trustee
                     13932 Emerald Terrace
                     Minnetonka, MN  55305

                If to the Company:

                           C Square Educational Enterprises
                           1902 West 7800 South
                           West Jordan, Utah 84088
                           Attn:  Terry L. Myhre

                           With a copy in each case to:

                                    Robert W. Junghans, Esq.
                                    Two Skillman Lane
                                    North Oaks, MN 55127

Such communications shall be effective when they are received by the addressee thereof. Any party may change its address or telecopier number for such communications by giving notice thereof to the other parties in conformity with this Section.

     8.5 Entire Agreement; Modification and Waiver. This Agreement, together with the Exhibits and Schedules and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating thereto. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provisions thereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

     8.6 Termination. This Agreement may be terminated at any time prior to the Closing, only: (i) by the mutual written consent of the parties hereto; (ii) by the Sellers if any of the conditions to Closing cannot be met by Buyer and such condition has not been waived; or (iii) by Buyer, if any of the conditions to Closing cannot be met by the Company or the Sellers and such condition has not been waived by Buyer. If this Agreement is terminated as provided herein, no party hereto shall have any liability hereunder or further obligation hereunder to any other party to this Agreement except nothing in this Section 8.6 shall relieve any party of liability for breach of this Agreement.

     8.7 Governing Law. This Agreement and the relations between the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

     8.8 Benefit. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties to this Agreement or their respective heirs, representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.9 Successors and Assigns. No assignment or transfer by Buyer, the Sellers or the Company of their respective rights and obligations hereunder shall be made except for such transfers as are effected by death or testamentary succession or otherwise by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns (including without limitation the administrators, executors, representatives, heirs, legatees and devisees of the Sellers), and any reference to such a party hereto shall also be a reference to permitted successors or assigns.

     8.10 Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto. Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing signed by the party or the parties to be charged.

[Signatures on next page.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, in the manner appropriate to each, as of the day and year first above written.

BUYER:                                    BROADVIEW MEDIA, INC.

                                          By:      /s/ Red White
                                              ----------------------------------
                                              Red White, Chief Operating Officer


COMPANY:                                  C SQUARE EDUCATIONAL ENTERPRISES

                                          By:      /s/ Terry L. Myhre
                                              ----------------------------------
                                              Terry L. Myhre, President

SELLERS:

                                              /s/ Terry L. Myhre
                                              ----------------------------------
                                              Terry L. Myhre

                                              /s/ Roger C. Kuhl
                                              ----------------------------------
                                              Roger C. Kuhl


                                              NORMAN H. WINER 1994 IRREVOCABLE
                                              TRUST u/a/d June 27, 1994

                                              By:  /s/ Norman Winer
                                                   -----------------------------
                                                   Norman H. Winer, as
                                                   attorney-in-fact for Randi
                                                   Winer and David Patchen, the
                                                   sole Trustees of such Trust,
                                                   pursuant to Power of
                                                   Attorney, a copy of which
                                                   shall be attached hereto*

                                              NORMAN H. AND SALLY J. WINER
                                              DYNASTY TRUST u/a/d August 31,
                                              1998

                                              By: /s/ Norman Winer
                                                  ------------------------------
                                                  Norman H. Winer, as
                                                  attorney-in-fact for Scott A.
                                                  Winer and Barbara Jo Patchen,
                                                  the sole Trustees of such
                                                  Trust, pursuant to Power of
                                                  Attorney, a copy of which
                                                  shall be attached hereto*


-----------------
* By his signature, the attorney-in-fact represents and warrants that he is so authorized to negotiate, sign and deliver this Stock Exchange Agreement on behalf of the Trustees of such Trust, and to cause the Stock Exchange Agreement to be performed on their behalf, and that such Power of Attorney is valid, binding and in full force and effect.

                                    EXHIBIT A

                             LIST OF EXCHANGE STOCK


   ================================== ============================ ==================================
               SELLERS                 SHARES OF COMPANY COMMON      SHARES OF BUYER COMMON STOCK
                                            STOCK EXCHANGED            TO BE ISSUED IN EXCHANGE
   ================================== ============================ ==================================

   Terry L. Myhre                                          47,881                          3,403,750

   ---------------------------------- ---------------------------- ----------------------------------

   Roger C. Kuhl                                           20,521                          1,458,750

   ---------------------------------- ---------------------------- ----------------------------------
   Norman H. Winer 1994 Irrevocable                         1,399                             99,454
   Trust u/a/d June 27, 1994

   ================================== ============================ ==================================

   Norman H. and Sally J. Winer                               535                             38,046
   Dynasty Trust u/a/d August 31,
   1998
   ================================== ============================ ==================================

   TOTAL                                                   70,336                          5,000,000
   ================================== ============================ ==================================